Consent of Independent Auditors




Board of Directors
German American Bancorp
Jasper, Indiana



We consent to the incorporation by reference in the Registration Statement on Form S-3 of German American Bancorp, relating to the Dividend Reinvestment and Stock Purchase Plan which is included by reference as an Exhibit in the December 31, 1998 Form 10-K, of our Independent Auditor's Report, dated February 11, 1999, on the consolidated financial statements of German American Bancorp as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998.


                                           /s/ Crowe, Chizek & Company LLP
                                           Crowe, Chizek and Company LLP


March 26, 1999
Indianapolis, Indiana